Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-128353) on Form S-8 of BabyUniverse, Inc. and subsidiary of our report dated March 3, 2006 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of BabyUniverse, Inc. and subsidiary for the year ended December 31, 2005.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 29, 2006